Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELECOR INTERMEDIATE HOLDING II CORPORATION

ELECOR MERGER CORPORATION

AND

ELECTRO RENT CORPORATION

MAY 27, 2016

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2

1.1	Certain Defined Terms	2
1.2	Table of Definitions	10

ARTICLE II THE MERGER		11

2.1	The Merger	11
2.2	Closing	11
2.3	Effective Time	11
2.4	Effects of the Merger	12
2.5	Articles of Incorporation; Bylaws	12
2.6	Directors	12
2.7	Officers	12

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK		12

3.1	Effect of the Merger on Capital Stock	12
3.2	Surrender and Payment	13
3.3	Dissenting Shares	15
3.4	Adjustments	15
3.5	Withholding Rights	16
3.6	Lost Certificates	16
3.7	Treatment of Equity Awards	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17

4.1	Organization and Good Standing	17
4.2	Subsidiaries	17
4.3	Power, Authority and Consents	18
4.4	No Conflict	19
4.5	Capitalization of the Company	20
4.6	Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance	21
4.7	No Undisclosed Liabilities	23
4.8	Absence of Certain Changes or Events	23
4.9	Taxes	23
4.10	Litigation	26
4.11	Real Property and Personal Property Matters	26
4.12	Environmental Matters	27
4.13	Contracts, Agreements, Arrangements, Commitments and Undertakings	27
4.14	Intellectual Property	30
4.15	Compliance with Laws; Permits	31
4.16	Employees, ERISA and Other Compliance	31
4.17	Insurance	33
4.18	Related Party Transactions	34
4.19	Opinion of Financial Advisor	34
4.20	Broker’s Fees	34
4.21	Capital Expenditures	34
4.22	Accounts Receivable	34
4.23	Customers and Suppliers	35
4.24	FCPA; OFAC	35

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

5.1	Organization and Good Standing	36
5.2	Merger Sub	36
5.3	Power, Authority and Consents	36
5.4	No Conflict	37
5.5	Ownership of Company Common Stock	37
5.6	Legal Proceedings	37
5.7	Financing Capability	38
5.8	Solvency	38
5.9	Broker’s Fees	39

ARTICLE VI COMPANY COVENANTS		39

6.1	Advice of Changes	39
6.2	Conduct of Business	40
6.3	Reasonable Best Efforts; Regulatory Approvals	42
6.4	Acquisition Proposals	43
6.5	Preparation of Proxy Statement; Approval of Company Shareholders	47
6.6	Access to Information	49
6.7	Company Cooperation with Debt Financing Efforts	49
6.8	Discharge of Company Funded Indebtedness and Release of Encumbrances	51
6.9	Section 16 Matters	51
6.10	Directors	51
6.11	Public Announcements	51
6.12	Stock Exchange Delisting; Deregistration	51
6.13	Cooperation Concerning Cash Repatriation	51

ARTICLE VII PARENT COVENANTS		52

7.1	Advice of Changes	52
7.2	Reasonable Best Efforts; Regulatory Approvals	52
7.3	Financing	54
7.4	Proxy Statement	54
7.5	Indemnification of Company Directors and Officers	55
7.6	Employees; Benefit Plans	55
7.7	Public Announcements	56

ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		57

8.1	Conditions to Each Party’s Obligation to Effect the Merger	57
8.2	Additional Conditions to Obligations of Parent and Merger Sub	57
8.3	Additional Conditions to Obligations of the Company	58

ARTICLE IX TERMINATION OF AGREEMENT		59

9.1	Termination by Mutual Consent	59
9.2	Termination by Either Parent or the Company	59
9.3	Termination by the Company	59
9.4	Termination by Parent	60
9.5	Notice of Termination	60
9.6	Effect of Termination	60
9.7	Termination Fee and Expenses	61
9.8	Acknowledgement	61
9.9	Limitation on Liability	62

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ARTICLE X MISCELLANEOUS		62

10.1	Survival	62
10.2	Governing Law	63
10.3	Submission to Jurisdiction; WAIVER OF JURY TRIAL	63
10.4	Assignment	63
10.5	Severability	63
10.6	Remedies	64
10.7	Specific Performance	64
10.8	Extension; Waiver	64
10.9	Amendments	64
10.10	Expenses	64
10.11	Attorneys Fees	65
10.12	Notices	66
10.13	Interpretation; Rules of Construction	66
10.14	Third Party Beneficiary Rights	67
10.15	Entire Agreement	67
10.16	Counterparts	67

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 27, 2016 (the “Agreement Date”), by and among Elecor Intermediate Holding II Corporation, a Delaware corporation (“Parent”), Elecor Merger Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Electro Rent Corporation, a California corporation (the “Company”).

RECITALS

A.      The parties intend that, pursuant to the terms and subject to the conditions set forth in this Agreement, the California General Corporation Law (the “CGCL”) and other Applicable Laws (as defined below), Merger Sub shall merge with and into the Company, with the Company to be the surviving corporation of the Merger as a wholly-owned subsidiary of Parent.

B.      The Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of their respective entities and shareholders, and declared it advisable, to enter into this Agreement and (ii) have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.      The Board of Directors of the Company (the “Company Board”), acting on the recommendation of the strategic alternatives committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company.

D.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Platinum Equity Capital Partners III, L.P. (the “Guarantor”) has provided a limited guaranty (the “Limited Guaranty”) with respect to certain of Parent’s obligations under this Agreement.

E.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) Daniel Greenberg is entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A-1 and (ii) a member of Daniel Greenberg’s immediate family is entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A-2, pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the shares of Company Common Stock owned by them for approval of the transactions contemplated hereby.

F.      Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1      Certain Defined Terms.    For purposes of this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) relating to, in one or a series of transactions (a) the direct or indirect purchase or acquisition by such Person or group of Persons of 20% or more of the Equity Interests in the Company (by vote or by value), (b) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company that, if consummated, would result in the acquisition by such Person or group of Persons (or the stockholders of any Person) of 20% or more of the outstanding Equity Interests in the Company (by vote or value) or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (c) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (d) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (e) any tender offer, self-tender or exchange offer that if consummated would result in any Third Party acquiring 20% or more of the Equity Interests in the Company (by vote or by value), or (f) any combination of the foregoing.

“Affiliate” has the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the UK Enterprise Act 2002 or any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, codes, and rules or regulations (including rules or regulations of any applicable national securities exchange), and all orders, writs, injunctions, awards, judgments, decrees, permits, settlements, citations, adverse conditions or stipulations, in each case, issued, promulgated, pronounced or entered into by or with any Governmental Authority and applicable to the assets, properties, transactions or business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means May 31, 2015.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other stock option, stock appreciation right, other equity-based, phantom stock, stock purchase, profit sharing, savings, pension, change-in-control, bonus, long- or short-term incentive, or deferred compensation, supplemental retirement, health, retiree medical, termination indemnity, jubilee payment, seniority premium, life, or disability insurance, dependent care, severance and other similar fringe or benefit or compensation plans, agreements, policies, programs, and arrangements, in effect and that covers any current or former employees or directors of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Persons and any current employment or executive compensation or severance agreements, written or otherwise, that are maintained, sponsored, or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has or could have any present or future Liabilities.

“Business Day” means any day, other than (i) Saturday or Sunday, (ii) any day on which banking institutions located in Los Angeles, California are authorized or required by Applicable Law or other governmental action to close or (iii) any other day on which Fedwire Services or SWIFT are not operating.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of California in such appropriate form as shall be required by, and executed in accordance with, the CGCL.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Charter” means the Company’s Restated Articles of Incorporation, filed with the California Secretary of State on October 3, 1984, as amended to date.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by the Company to Parent concurrent with the execution of this Agreement.

“Company IP” means all Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company’s Knowledge” means, with respect to a particular fact, circumstance, event or other matter in question, (a) the actual knowledge of Daniel Greenberg, Steve Markheim, Allen Sciarillo, Dennis Clark, Eric Williams and Herb Ostenberg and (b) the knowledge which any of the foregoing persons would reasonably be expected to know given their title and responsibilities.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 4.11.

“Company Preferred Stock” means the preferred stock, $1.00 par value of the Company.

“Company SERP” means the Supplemental Executive Retirement Plan of the Company, as amended to date.

“Company Shareholders” means the holders of outstanding shares of Company Common Stock.

“Company Stock Plan” means the Company’s 2005 Equity Incentive Plan, as amended to date.

“Contract” means any written or oral contract, agreement, instrument, obligation, arrangement, permit, concession, franchise, commitment, understanding or undertaking (including leases, licenses, mortgages, bonds, notes, debenture, guarantees, sublicenses, subcontracts, purchase or sale orders).

“Damages Cap” means an amount equal to $16,200,000.00.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any Law in effect as of the Closing Date concerning: (i) the environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment; or (ii) any release or threatened release of any hazardous substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such release or threatened release of, or exposure to, hazardous substances.

“Equity Award” means each option to acquire shares of Company Common Stock and each restricted stock unit then outstanding pursuant to the Company Stock Plan.

“Equity Interest” of any Person means any (a) capital stock, membership, joint venture or partnership interest or other equity or voting interest of or in such Person; (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into, exercisable for or exchangeable for any of the foregoing; or (d) Contracts, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under

“common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means the facilities, improvements, buildings, and storage facilities and other structures owned by the Company that are located on Leased Real Property or Owned Real Property and all fixtures attached or appurtenant thereto or located thereon, and all licenses, privileges and rights relating to the foregoing (other than those included in the Leased Real Property or Owned Real Property), in each case to the extent predominately used in the operation of the Company Business.

“Financing Sources” means the Guarantor, any actual or potential source of Debt Financing, or any other entities that commit to provide or otherwise enter into financing arrangements in connection with the transactions contemplated hereby, including the parties to any financing commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing) relating thereto.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, domestic, foreign, supranational or multinational court or tribunal, governmental, judicial, arbitral, legislative, executive or regulatory body (or subdivision thereof), administrative agency, self-regulatory authority, instrumentality, agency commission or other governmental authority or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Affiliates” means Affiliates of Parent as the term is defined under the HSR Act.

“HSR Associates” means Associates of Parent as the term is defined under the HSR Act.

“Indebtedness” means, with respect to any Person, (a) any obligation or liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) under any lease or similar arrangement that is, or would be required in accordance with GAAP to be accounted for by the lessee as a capital lease, (iv) under any installment sale contract or similar obligation given in connection with the acquisition of any property or assets, including securities, (v) for the deferred purchase price of property or services, except current trade accounts payable arising in the ordinary course of business, or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and (b) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all industrial and intellectual property rights arising anywhere in the world, including: (A) patents, patent applications, utility models, invention disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and other patent rights (“Patents”); (B) logos, designs, trademarks, trade dress rights, trade names, service marks, together with the goodwill connected with the use of, and all registrations and applications for any of the foregoing (“Trademarks”); (C) Internet domain names, Internet and World Wide Web URLs or addresses; (D) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor (“Copyrights”); (E) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes, technology and formulae (“Trade Secrets”); (F) software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format); and (G) all documentation and media constituting, describing or relating to the foregoing (A) through (F), including manuals, memoranda and records.

“Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement, which event or circumstance becomes known to the Company Board prior to obtaining the Shareholder Vote and which event or circumstance would have a materially favorable impact on the fair market value of the Company Common Stock (but for the transactions contemplated by this Agreement) relative to the impact of such event or circumstance on other businesses operating in the industries in which the Company and its Subsidiaries operates; provided that in no event shall (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) the ability of the Company to exceed internal projections, forecasts or revenue or earnings projections of industry analysts for any period constitute an Intervening Event.

“Lease” means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, licenses, subleases or otherwise uses or occupies, or has the right to lease, license, use or occupy, any real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Leased Real Property” means all real property that the Company or any Subsidiary leases, licenses, subleases or otherwise uses or occupies, or has the right to lease, license, use or occupy, pursuant to a Lease.

“Liabilities” means debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, Action or order issued or promulgated by a Governmental Authority and those arising under any Contract.

“License Agreement” means any Contract that provides for the grant or receipt of a license or other right with respect to or otherwise involving any Intellectual Property, except for commercially available off-the-shelf software licensed to the Company or any Subsidiary on standard terms, in object code form, without the right to modify such software, with annual royalties or other fees not exceeding $100,000.

“Material Adverse Effect” means any change, event, circumstance, occurrence, condition, state of facts or effect (each an “Effect”) that, individually or in the aggregate with all other Effects, (a) has a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially delays the consummation by the Company of the Merger; provided, however, that in the case of clause (a) above only, Material Adverse Effect shall not include any Effect to the extent resulting from (i) the announcement of the existence of this Agreement (provided, that the exceptions in this clause (i) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4); (ii) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (iii) changes generally affecting the industry in which such entity operates; (iv) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (v) any change in the Company’s stock price or trading volume, in and of itself; (vi) any failure of the Company to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (vii) changes in Applicable Laws, GAAP or accounting standards; provided, that with respect to subclause (v) or subclause (vi), the Effects giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect; provided further, however, that any Effect referred to in clauses (ii), (iii), (iv) or (vii) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole and taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“NDA” means the Confidentiality Agreement entered into between Platinum Equity Advisors, LLC and the Company on October 14, 2015.

“Owned Real Property” means all real property that the Company or any Subsidiary owns.

“Parent Parties” means, collectively, (a) Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (b) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (a).

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable and water, sewer and other assessments not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted; (b) statutory liens to secure obligations to landlords under leases or rental agreements incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (e) Encumbrances, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the use of such property in the conduct of the Company Business (excluding, however, any mortgage lien or other similar security interest securing any financing relating directly to the Owned Real Property or any Company’s leasehold estate in any Leased Real Property, which mortgage liens and other similar security interests shall be released and which financings shall be satisfied in full at Closing), and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not materially impair the use, value or operations of the affected property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Proxy Statement” means the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to the Company Shareholders in connection with the Merger (including any amendments or supplements) and any schedule required to be filed with the SEC in connection therewith.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” means any director, officer, employee, consultant, agent, investment banker, financial advisor, attorney, accountant, Affiliate or other advisor or representative.

“Required Information” means, as of any date, (a) such financial statements, financial data and other information regarding the Company and its Subsidiaries of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes (including, even if not required by Regulation S-X or Regulation S-K under the Securities Act, pro forma and other financial data for the pertinent last twelve (12) month periods), made on any date during the relevant period, (b) (i) such other information required by the Debt Commitment Letters, including such information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (a) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period and (ii) drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings, and (c) all pertinent and customary (as compared to other transactions of this size and nature) information regarding the Company and its Subsidiaries customarily included in information memoranda or other marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a Person means a corporation or other Person (a) in which such first Person owns, directly or indirectly, at least a 50% interest or (b) that is otherwise, directly or indirectly, controlled by such Person (which shall be deemed the case if such first Person has the power to elect more than 50% of the board of directors or other governing body of such Person), or (c) is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and likelihood for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 6.4; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, branch profits, capital stock, sales, use, lease, service, ad valorem, transfer, recording, registration, escheat, franchise, profits, net worth, gains, license, withholding, payroll, employment, unemployment, social security, retirement, disability, estimated, excise, severance, stamp, occupation, premium, real or personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period (including pursuant to Treasury Regulation § 1.1502-6 or comparable provisions of state, local or foreign tax law); and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Governmental Authority in connection with any Tax, and shall include any amendment to any of the foregoing.

“Taxable Period” means any taxable year (or portion thereof) or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any Applicable Law.

“Termination Fee” means an amount equal to $11,300,000.00.

“Third Party” shall mean any Person or group other than the Company, the Subsidiaries, Parent or any Affiliate of Parent.

“Third Party Lease” means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, licenses, subleases or otherwise authorizes the use or occupancy, or grants the right to lease, license, use or occupy, to any Third Party any portion of the Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below.

Acceptable Confidentiality Agreement	Section 6.4(b)
Action	Section 4.10
Adverse Recommendation	Section 6.4(e)
Agreement	Preamble
Agreement Date	Preamble
Board Recommendation	Section 4.3(c)
Book-Entry Shares	Section 3.1(b)
Certificate	Section 3.1(b)
CGCL	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Common Share	Section 3.1(b)
Company	Preamble
Company Acquisition Agreement	Section 6.4(b)
Company Board	Recitals
Company Continuing Employees	Section 7.6(a)
Company Indemnified Parties	Section 7.5(a)
Company Material Contract	Section 4.13
Company SEC Reports	Section 4.6(a)
Company Stock Award	Section 3.7(b)
Company Subsidiary Securities	Section 4.2(c)
Consent	Section 4.3(b)
Debt Commitment Letters	Section 6.7
Debt Financing	Section 6.7
Dissenting Shares	Section 3.3
DOJ	Section 6.3(b)
Effective Time	Section 2.3
End Date	Section 9.2(a)
Equity Financing	Section 5.7
Equity Financing Commitment	Section 5.7
Exchange Agent	Section 3.2(a)
Excluded Stock	Section 3.1(a)
FCPA	Section 4.24
FTC	Section 6.3(b)
Governmental Permits	Section 4.15(b)
Guarantor	Recitals

Insurance Policies	Section 4.17)
IT Systems	Section 4.14(f)
Letter of Transmittal	Section 3.2(a)
Limited Guaranty	Recitals
Merger	Section 2.1
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
Notice Period	Section 6.4(f)
OFAC	Section 4.24
Parent	Preamble
Parent Benefit Plans	Section 7.6(b)
Payment Fund	Section 3.2(a)
Payoff Letters	Section 6.8
Premium Cap	Section 7.5(c)
Requested Intercompany Loan	Section 6.13
Sarbanes-Oxley Act	Section 4.6(a)
Shareholder Vote	Section 4.3(a)
Shareholders Meeting	Section 6.5(g)
Special Committee	Recitals
Surviving Corporation	Section 2.1

ARTICLE II

THE MERGER

2.1      The Merger.      On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2      Closing.    The closing of the Merger (the “Closing”) will take place at 7:00 AM Pacific Time on the third Business Day after satisfaction or waiver (to the extent permitted by Applicable Law) of all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to and in accordance with Article IX, or another date and time is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Latham & Watkins LLP, 555 11th Street N.W., Suite 1000, Washington, D.C., 20004, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3       Effective Time.    As soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of California or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.4      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL, including Section 1107 of the CGCL. Without limiting the generality of the foregoing, at the Effective Time all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5      Articles of Incorporation; Bylaws.    At the Effective Time (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Electro Rent Corporation”; and (b) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “ Electro Rent Corporation”, in each case in the case of clauses (a) and (b), until thereafter amended as provided therein or by Applicable Law.

2.6      Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7      Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1      Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a)      Excluded Stock.  Each share of Company Common Stock that is owned of record immediately prior to the Effective Time by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly-owned Subsidiaries (the “Excluded Stock”) shall not represent the right to receive the Merger Consideration and (x) if held of record directly by the Company or Parent, shall be automatically cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange for such cancellation, and (y) if held of record by any direct or indirect wholly-owned Subsidiary of the Company or of Parent (including Merger Sub), will be, at the election of Parent, either (i) converted into that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of shares of Company Common Stock held by such subsidiary bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time, or (ii) cancelled and (in the case of this clause (ii)) will cease to exist without any conversion thereof, and no consideration shall be delivered in exchange for such cancellation.

(b)      Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock cancelled or converted into shares of common stock of the Surviving Corporation in accordance with Section 3.1(a) and Dissenting Shares) (each such share, a “Common Share”) will be converted automatically into and shall thereafter represent the right to receive in cash $13.12 per Common Share, payable to the holder thereof, without interest and less any applicable withholding taxes (the “Merger Consideration”). Upon conversion at the Effective Time, all such Common Shares will no longer be outstanding, will automatically be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate which immediately prior to the Effective Time represented any Common Shares (each, a “Certificate”) and each holder of book-entry shares which immediately prior to the Effective Time represented Common Shares (the “Book-Entry Shares”) will cease to have any rights with respect thereto, except only the right to receive the Merger Consideration allocable thereto in accordance with, and subject to the conditions of, this Article III.

(c)      Conversion of Merger Sub Capital Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

3.2      Surrender and Payment.

(a)      Prior to the Closing Date, Parent, at its sole expense, shall appoint Computershare Trust Company N.A. or such other exchange agent as reasonably acceptable to the Company and Parent (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) Book-Entry Shares. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly (and in any case, within five (5) Business Days) to deposit, or cause to be deposited, in trust additional cash with the Exchange Agent sufficient to make all remaining payments required to be made under this Section 3.2 and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. Any net profit resulting from, or interest or income produced by, investments of the Payment Fund by the Exchange Agent shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Surviving Corporation shall pay all charges and expenses of the Exchange Agent incurred in connection with the exchange of Common Shares for the Merger Consideration. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), the Surviving Corporation shall cause the Exchange Agent to send to each record holder of Common Shares at the Effective Time, a letter of transmittal in a customary form to be mutually agreed to by the Company and Parent (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in effecting the surrender of such Certificates or transfer of the Book-Entry Shares to the Exchange Agent in exchange for payment of the Merger Consideration.

(b)      Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall, subject to Section 3.2(f), be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, of transfer as the Exchange Agent may reasonably request in the case of Book-Entry Shares. After the Effective Time and until so surrendered or transferred, each such Certificate or Book-Entry Share shall represent only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)      All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Book-Entry Shares. The stock transfer books of the Company shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

(e)      Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(f)      Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall (subject to the remainder of this Section 3.2(f)) thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon but subject to any applicable withholdings. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental

Authority) any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(g)      No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

3.3      Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Merger (other than shares cancelled or converted into shares of common stock of the Surviving Corporation in accordance with Section 3.1(a)), which were not voted in favor of the Merger, and the holders of which (i) have properly demanded that the Company purchase such shares of Company Common Stock at their fair market value in accordance with Section 1301 of CGCL, (ii) have properly submitted such shares for endorsement in accordance with Section 1302 of CGCL and (iii) have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require the Company to purchase their shares under CGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration pursuant to Section 3.1(b) allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 1300 et. seq. of the CGCL; provided, however, that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 et. seq. of the CGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand. Parent shall have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4      Adjustments.  If, at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change.

3.5      Withholding Rights.  Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. All amounts deducted and withheld shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made.

3.6      Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the shares formerly represented by such Certificate as contemplated under this Article III.

3.7      Treatment of Equity Awards.

(a)      The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award under the Company Stock Plan (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation (through the applicable payroll system), as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.5. In addition, each restricted stock unit that was unvested prior to the Effective Time shall be entitled to receive an amount in cash, without interest, equal to the dividends that have been accrued and unpaid with respect to such unvested restricted stock units, as set forth on Section 4.5(b) of the Company Disclosure Schedule, less applicable Taxes required to be withheld under Section 3.5.

(b)      At or prior to the Effective Time, the Company, the Company Board and the Company’s Compensation Committee shall adopt such resolutions and take such other actions as may be necessary to effectuate the provisions of Section 3.7(a). The Company shall take all actions necessary to (i) terminate the Company Stock Plan and (ii) amend the Company SERP to remove the requirement for employer matching contributions (such amendment to be in form reasonably acceptable to Parent), in each case of clause (i) and (ii), effective immediately prior to the Effective Time (it being understood and agreed that no further awards or other rights with respect to shares of Company Common Stock shall be granted under the Company Stock Plan and no further employer contributions shall be required under the Company SERP following the Effective Time).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article IV; provided, however that the representations and warranties shall be modified to the extent of the disclosure set forth in (a) the most recent annual report on Form 10-K included in the Company SEC Reports (as modified, superseded or supplemented by the most recent quarterly report on Form 10-Q) included in the Company SEC Reports filed with the SEC and publicly available prior to the Agreement Date, other than disclosures in the exhibits thereto or in the “Risk Factors” section thereof and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature, including any “forward looking statements” (provided that no such exception otherwise available pursuant to this clause (a) shall be deemed to apply to or qualify Sections 4.1, 4.2, 4.3, 4.4, 4.19 or 4.20) or (b) in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face).

4.1      Organization and Good Standing.

(a)      Organization.    The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is a corporation, limited partnership or limited liability company (as set forth in Section 4.2(a) of the Company Disclosure Schedule), duly organized, validly subsisting or existing, in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not be material, individually or in the aggregate, to the Company, and has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)      Charter.  The Company has made available to Parent true and complete copies of the currently effective Company Charter and Company Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries required to be listed on Section 4.2 of the Company Disclosure Schedule, each as amended to date. The Company is not in violation of any provision of the Company Charter or Company Bylaws. No Subsidiary of the Company is in violation of its respective organizational documents, each as amended to date, in any material respect.

4.2      Subsidiaries.

(a)      Section 4.2(a) of the Company Disclosure Schedule lists each Subsidiary of the Company, including: (i) name, (ii) jurisdiction of organization, (iii) authorized and issued and outstanding shares, partnership interests, membership interests or other equity interests, as the case may be, and (iv) the record and beneficial owner of its equity interests.

(b)      (i)  Except for the entities listed on Section 4.2(a) of the Company Disclosure Schedule, the Company does not have any Subsidiaries, or own or hold any Equity Interest in any Person, and (ii) the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person.

(c)      All of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (i) duly authorized, validly issued, fully paid and non-assessable and (ii) owned by the Company, directly or indirectly, free and clear of any Encumbrance or any other limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests. There are no issued or outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (B) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (A) and (B) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding agreements or obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the Securities Act or the Exchange Act.

4.3      Power, Authority and Consents.

(a)      Power and Authority.  The affirmative vote or consent (in person or by proxy) of the holders of at least a majority of the Company Common Stock outstanding on the record date of the Shareholders Meeting, voting together as a single class, to adopt this Agreement and approve the Merger (the “Shareholder Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, upon receipt of the Shareholder Vote, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company other than, in the case of consummation of the Merger, the Shareholder Vote and no other corporate proceedings on the part of the Company, pursuant to the CGCL or otherwise, are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b)      No Consents.  Subject to the receipt of the Shareholder Vote, no consent, approval, waiver, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a “Consent”) any Governmental Authority or any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (ii) filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under any Antitrust Laws and compliance with other applicable requirements of the Antitrust Laws, and (iv) such Consents as may be required and compliance with the requirements under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c)      Company Board Approval.  The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, acting on the recommendation of the Special Committee duly adopted unanimous resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval at a meeting of the shareholders of the Company in accordance with the terms of this Agreement and (iv) resolving to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, subject only to any future recession, modification or withdrawal as may be permitted by Section 6.4.

(d)      Anti-Takeover Provisions.  The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law of the State of California applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

4.4      No Conflict.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not contravene or conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or alter the rights or obligations of any Third Party under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under: (i)

the Company Charter, Company Bylaws or the charter documents of any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 4.3(b) and, in the case of the consummation of the Merger, obtaining the Shareholder Vote, any Applicable Law with respect to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; or (iv) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Encumbrances, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5      Capitalization of the Company.

(a)      Authorized and Outstanding Capital Stock.  The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. A total of 24,195,408 shares of Company Common Stock and no shares of preferred stock are issued and outstanding as of the Agreement Date. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law. No Subsidiary owns any Company Common Stock.

(b)      Equity Awards.  The Company has reserved an aggregate of 295,933 shares of Company Common Stock for issuance pursuant to the Company Stock Plan. A total of 460,944 shares of Company Common Stock are issuable pursuant to Company Stock Awards issued and outstanding as of the Agreement Date. Section 4.5(b) of the Company Disclosure Schedule sets forth a true and complete (x) list for each such Company Stock Award of (i) the holder, (ii) the number of shares of Company Common Stock subject to each such Company Stock Award, (iii) the exercise price, if any, (iv) the date of grant, (v) the vesting schedule and (vi) the expiration date and (y) the aggregate value of any accrued and unpaid dividend equivalents or similar rights with respect to such Company Stock Awards. All of the outstanding Company Stock Awards were granted in compliance with the terms of the Company Stock Plan. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)      Voting Debt.    Neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries.

(d)      Subscription Rights.  Except as set forth above in this Section 4.5 and except for changes since the close of business on the Agreement Date resulting from the settlement of restricted stock units described in Section 4.5(b), as of the Agreement Date, there are (i) no outstanding shares of capital stock or other voting securities or Equity Interests of the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or Equity Interests of the Company or any of its Subsidiaries, (iii) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) no subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (v) no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Interests of the Company or any of its Subsidiaries or dividends paid thereon. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

4.6      Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

(a)      Company SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all of the forms, reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company, and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since May 31, 2012 together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference and all certifications required pursuant to the Sarbanes-Oxley Act (collectively, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), each Company SEC Report (including all Company SEC Documents that become effective, are filed or are furnished after the date hereof) complied or, if not yet effective, filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Report. None of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), contained or, if not yet effective, filed or furnished, will contain any untrue statement of a material fact or omitted or, if not yet effective, filed or furnished, will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, if applicable, will be made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the Agreement Date, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Reports.

(b)      Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports: (i) complied or, if not yet filed or furnished, will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was or will be, as the case may be, prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC applicable to such Quarterly Reports on Form 10-Q) applied on a consistent basis during the period involved; and (iii) fairly presented or will fairly present, as the case may be, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount or nature, all in accordance with GAAP and the applicable rules and regulations of the SEC.

(c)      Internal Controls.    The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d)      Disclosure Controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosure(s) available to Parent) (i) any “signifcant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to timely record, process, summarize and report financial information, and (ii) any fraud or allegation of fraud Known to the Company, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

(e)      Sarbanes Oxley Compliance.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries

has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The NASDAQ Stock Market, except for any non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(f)      Off-balance Sheet Arrangements.  Neither the Company nor any Subsidiary is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or in the Company’s or such Subsidiary’s published financial statements.

4.7      No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries as of February 29, 2016, included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations incurred since February 29, 2016 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement (but only to the extent permitted by this Agreement) or (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8      Absence of Certain Changes or Events.   Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice; (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.2.

4.9      Taxes.

(a)      Tax Returns and Payment of Taxes.    The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all federal, state, local and foreign income Tax Returns and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business.

(b)       Withholding.    The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of Applicable Law. The Company and each of its Subsidiaries has properly classified all individuals providing services to such entity as employees or non-employees for all relevant purposes.

(c)       Liens.  There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, other than liens that arise by operation of law for Taxes not yet due and payable.

(d)       Deficiencies and Audits.  No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing, or, to the Company’s Knowledge, pending or threatened with respect to any material Taxes of the Company or any of its Subsidiaries.

(e)       Jurisdictions.    No claim has ever been made by any Governmental Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxes by that jurisdiction that would be covered by or the subject of such Tax Return.

(f)        Statute of Limitations.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)       Consolidated Groups.  Neither the Company nor any of its Subsidiaries has (i) been a member of group filing Tax Returns on a consolidated, combined or unitary basis, other than the group of which the Company is the common parent or (ii) any material Liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, or (iii) is a party to any Contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or Liability for, Taxes with respect to any Taxable Period, other than Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(h)       Change in Accounting Method.    Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(i)      Section 355.    During the three-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries (or any of their predecessors) has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution described in Section 355 of the Code.

(j)      Post-Closing Items.  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period ending after the Closing Date as a result of any (i) accounting method change or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale, open transaction disposition or other transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law or (v) election under Section 108(i) of the Code.

(k)     U.S. Real Property Holding Corporation.  The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)      Reportable Transactions.      Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b) (or any corresponding provision of state, local or foreign Tax law).

(m)    Ownership Changes.    Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code (or any corresponding provision of state, local or foreign Tax law).

(n)     Entity Classification.  Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulation § 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(o)     Transfer Pricing.    The Company and its Subsidiaries are in compliance with all transfer pricing Applicable Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all transfer pricing Applicable Laws, including Section 482 of the Code and the Treasury Regulations promulgated thereunder.

(p)     For the period commencing on the first day of any Taxable Period which begins on or prior to the Closing Date and ends after the Closing and ending at the close of business on the Closing Date, no foreign Subsidiary of the Company has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(q)     As of the Closing Date, no foreign Subsidiary of the Company will hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

4.10    Litigation.  There is no and, for the past three years there has been no, litigation, action, suit, claim, arbitration, audit, inquiry, grievance or investigation, alternative dispute resolution proceeding or any other proceeding in Applicable Law or in equity (each, an “Action”) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, assets, products or services, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not seek material injunctive or other non-monetary relief and (b) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of their respective properties, assets, products or services is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. There is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

4.11    Real Property and Personal Property Matters.

(a)      Owned Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances other than the Permitted Encumbrances. Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the Agreement Date, of the Owned Real Property. As of the date hereof, except as set forth on Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) currently lease, license, or otherwise permit the use or occupancy of all or any part of the Owned Real Estate by any Third Party, or (ii) has received written notice of any pending, and to the Company’s Knowledge there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.

(b)      Leased Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of Leased Real Property for the full term of the respective Lease, free and clear of any Encumbrances other than Permitted Encumbrances. Section 4.11(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Property including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases, licenses, uses or otherwise occupies any Leased Real Property.

(c)      Third Party Leases.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Third Party Leases are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Third Party Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Third Party Lease. The Company has delivered or otherwise made available to Parent true and complete copies of all Third Party Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases, licenses, or otherwise grants rights for the use or occupancy of the Real Property to any Third Party.

(d)      Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property purported to be owned or leased by it (as applicable), free and clear of all Encumbrances, other than Permitted Encumbrances.

4.12    Environmental Matters.

The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Action pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing. Neither the Company nor any of its Subsidiaries has caused (or is otherwise responsible for) any release of hazardous substances that reasonably could be expected to result in a material liability to the Company or any of its Subsidiaries under Environmental Laws.

4.13    Contracts, Agreements, Arrangements, Commitments and Undertakings.

For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound:

(a)      any Contract that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(b)      any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (i) executive officer of the Company, (ii) member of the Company Board, or (iii) Company Employee providing for total annual compensation in excess of $150,000, change in control or similar bonus or that cannot be terminated without the Company or any of its Subsidiaries incurring a liability of fifty thousand dollars ($50,000) or greater;

(c)      any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (i) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof or (ii) any Contract providing for indemnification of customers pursuant to Contracts entered into in the ordinary course of business consistent with past practice;

(d)      any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (i) to engage in any line of business, (ii) to practice any Company IP or (iii) to compete with any Person or operate in any geographical location;

(e)      any Contract (i) entered into after May 31, 2014, or not yet consummated, relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries of assets or Equity Interests of any Person for aggregate consideration under such Contract in excess of $500,000 (other than acquisitions of rental equipment or inventory or sales of inventory, in each case, in the ordinary course of business consistent with past practice) or (ii) for any disposition or acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations;

(f)       any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(g)      any partnership, joint venture or similar Contract, other than sales agent and referral agreements in each case entered into in the ordinary course of business consistent with past practice;

(h)      any Contract which (x) provides for Indebtedness of (or a guarantee of Indebtedness by) the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $50,000, other than Indebtedness solely between or among any of the Company and any of its wholly-owned Subsidiaries, (y) grants an Encumbrance, other than a Permitted Encumbrance, on any property or asset of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole, or (z) restricts the granting of Encumbrances on any properties or assets of the Company or its Subsidiaries that, when aggregated, are material to the Company and its Subsidiaries, taken as a whole;

(i)       any Contract that (individually or collectively with one or more related Contracts) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $500,000;

(j)       any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k)      any Contract which is a settlement or similar Contract (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $50,000;

(l)       any Contract which relates to hedging, factoring, derivatives or similar arrangements;

(m)     any material Lease;

(n)      any Contract which prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries

(o)      any Contract with any Affiliate or that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(p)      any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business consistent with past practice;

(q)      any Contract with (A) any of the customers listed on Section 4.23(a) of the Company Disclosure Schedule or (B) any customer of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries would reasonably expect to receive aggregate payments in excess of $500,000 in any calendar year;

(r)       any Contract with (A) any of the suppliers listed on Section 4.23(b) of the Company Disclosure Schedule or (B) any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $500,000 in any calendar year;

(s)      any License Agreement; or

(t)       any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Equity Awards under the Company Stock Plan.

Section 4.13 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. The Company and each of its Subsidiaries, and, to the Company’s Knowledge, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, which, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any Third Party (A) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (B) the right to cancel or terminate any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or any such default, event, occurrence, condition or act.

4.14    Intellectual Property.

(a)      Company Intellectual Property.      Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Company-owned Intellectual Property that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-owned Intellectual Property.

(b)      Right to Use; Title.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all material Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company IP is free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)      Validity and Enforceability.  The Company and its Subsidiaries’ rights in the Company IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there has been no unauthorized disclosure or use by employees, directors, or consultants of the Company or its Subsidiaries or any third party of any Trade Secrets that are material to the conduct of the businesses of the Company and its Subsidiaries as presently conducted.

(d)      Non-Infringement.  To the Company’s Knowledge, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company IP.

(e)      IP Legal Actions and Orders.  There are no Legal Actions pending or, to the Company’s Knowledge, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company IP except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)     Information      Technology       Systems.      The software, hardware, telecommunications, and other information technology systems (collectively, “IT Systems”), that are used or relied on by the Company and its Subsidiaries are sufficient in all material respects for the present needs of their businesses, and the IT Systems have not suffered any material disruptions or outages in the past twelve (12) months. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards (or, as applicable, required their service providers) to protect the IT Systems from unauthorized intrusions, security breaches, and other losses or impairments of data and software, and, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems, or losses or impairment of data or software, since May 31, 2013. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes consistent with industry practices and test such processes on a regular basis for effectiveness.

4.15    Compliance with Laws; Permits.

(a)    Compliance.  The Company and each of its Subsidiaries is and, since May 31, 2013, has been in compliance with, all Applicable Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since May 31, 2013, no Governmental Authority has issued, or threatened to issue, any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company and each of its Subsidiaries holds and, since May 31, 2013, have held, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof (or were being operated as of such prior time, as applicable), all applications, permits, licenses, franchises, certificates, clearances, authorizations and approvals from Governmental Authorities (collectively, “Governmental Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Governmental Permits of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since May 31, 2013, has been in compliance with the terms of all Governmental Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16    Employees, ERISA and Other Compliance.

(a)    Employment Compliance.  The Company is in compliance in all material respects with all Applicable Laws and all Contracts relating to employment, employment practices, immigration (including form I-9 completion and retention), wages, hours, worker classification, eligibility for and payment of overtime and terms and conditions of employment. To the Knowledge of the Company, each employee of the Company or any of its Subsidiaries working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. To the Knowledge of the Company, the Company has in its files a Form I-9 that was completed in accordance with Applicable Law for each employee of the Company or any of its Subsidiaries or whom such form is required under Applicable Law.

(b)      Labor.  Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending, threatened or has occurred in the last three (3) years. As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by a labor organization, work council or trade union and, to the Company’s Knowledge, there is no organizing activity, Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries. As of the date hereof, there are no Actions, government investigations, or material labor grievances pending, or, to the Company’s Knowledge, threatened relating to any employment related matter involving any employee or applicant of the Company of any of its Subsidiaries. With respect to the current and former employees of the Company and its Subsidiaries, the Company or the applicable Subsidiary (i) has withheld all material amounts required by Applicable Law, collective bargaining agreements or any Benefit Plan to be withheld from the wages, salaries or other payments to such current or former employees of the Companies, and (ii) is not liable for any material payment to any fund or any Governmental Authority with respect to social security for any amounts other than payments not yet due, in each case under any applicable provisions of any Benefit Plan and any other Applicable Law.

(c)      Benefit Plan Documents.      Section 4.16(c) of the Company Disclosure Schedule contains a true and complete list of each of the Benefit Plans. The Company has provided or made available to Parent a current, accurate and complete copy of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications; (iv) the three most recent Forms 5500 and attached schedules; (v) actuarial valuation reports and audited financial statements for the past three years; and (vi) any material and non-routine correspondence to or from a Governmental Authority with respect to any Benefit Plan. The Company has provided or made available to Parent a true and complete list of all employees of the Company and its Subsidiaries and for each such employee the position, base compensation payable, bonus opportunity, date of hire, location, employment status and job classification (exempt or non-exempt).

(d)      Compliance.  Each Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Benefit Plan is so qualified or is based on a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Benefit Plan.

(e)      Pension Plans.  No Benefit Plan is (i) a “pension plan” that is subject to Code Section 412 or Title IV of ERISA, or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any Liability with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA, or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)       Post-Employment Obligations.  Except as disclosed in Section 4.16(f) of the Company Disclosure Schedule, no Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than health continuation coverage as required by COBRA or Applicable Law.

(g)      Claims.  Other than claims for benefits in the ordinary course, there is no claim, proceeding or litigation pending against, or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(h)      Effect of Agreement.    Except as disclosed in Section 4.16(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to change in control, retention, severance pay or any other similar payment, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of or otherwise enhance any benefit or compensation due any such current or former employee, officer, director or consultant.

(i)       Except as disclosed in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract, plan (including any Benefit Plan) or arrangement that has resulted or could result, separately or in the aggregate in the payment of any amounts that could be characterized as “parachute payments” within the meaning of Section 280G of the Code, as a result of the transactions contemplated by this Agreement. Except as disclosed in Section 4.16(i) of the Company Disclosure Schedule, there is no agreement, plan or other arrangement to which the Company is a party or by which it is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 4999 of the Code or Section 409A of the Code.

(j)       409A Compliance.    Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

4.17    Insurance.  The Company and each of its Subsidiaries is, and for the past three years has been, covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which the Company reasonably believes is adequate for the operation of its and its Subsidiaries’ business and cover against the risks normally insured against by entities in the same or similar lines of business and locations in which the Company operates. Section 4.17 of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force (the “Insurance Policies”). All Insurance Policies are valid, enforceable and in full effect, all premiums due thereunder have been paid, and there is no existing default or event which, with the giving of notice of lapse or time or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice of cancellation or termination has been received with respect to any Insurance Policy. To the Knowledge of the Company, for the past three years, no material insurance claims of the Company or any of its Subsidiaries have been denied or disputed by its or their insurers.

4.18    Related Party Transactions.    No present officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property or assets owned or leased by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twenty-four (24) months.

4.19    Opinion of Financial Advisor.  The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., dated the date of the Special Committee resolution to recommend that the Company Board approve this Agreement, to the effect that, as of date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will promptly be provided to Parent after the execution of this Agreement and receipt thereof; it being agreed that neither Parent nor Merger Sub shall be entitled to rely on such opinion.

4.20    Broker’s Fees.  Except for Houlihan Lokey Capital Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof a true and complete copy of any contract between the Company, on the one hand, and any broker, investment bank, financial advisor or other Person, on the other hand, pursuant to which such advisor could be entitled to any payment from the Company relating to any future business from the Company or any of its Affiliates.

4.21    Capital Expenditures.  Section 4.21 of the Company Disclosure Schedule sets forth (i) the consolidated capital budget of the Company and its Subsidiaries for the fiscal years ending May 31, 2016 and May 31, 2017, (ii) an accurate and complete statement of the capital equipment purchased by the Company and its Subsidiaries during the first eleven (11) months of the fiscal year ending May 31, 2016, indicating for each the date purchased and a brief description of the item purchased and (iii) an accurate and complete statement of all capital expenditures which the Company or any Subsidiary of the Company committed to make from and after April 30, 2016. The consolidated capital budget for the fiscal years ending May 31, 2016 and May 31, 2017 has been prepared in good faith based on reasonable assumptions and the best available information to the Company and its Subsidiaries.

4.22    Accounts Receivable.    Since May 31, 2012, neither the Company nor any Subsidiary of the Company has changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, prior to such date. All accounts receivable, notes and other receivables reflected in the consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have arisen in the ordinary course of business, consistent with past practice, and represent bona fide sales and valid obligations of the counterparties thereto and, subject to the allowance for doubtful accounts, are not subject to any valid defense, offset or credit.

4.23    Customers and Suppliers.    Section 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of (a) the twenty (20) largest customers (by revenue) of the Company and its Subsidiaries (on a consolidated basis) for each of (i) the most recently completed fiscal year and (ii) the nine months ended February 29, 2016, showing the aggregate total sales to each such customer during each such period and (b) the ten (10) largest suppliers (by dollar value of total purchases) of the Company and its Subsidiaries (on a consolidated basis) for each of (i) the most recently completed fiscal year and (ii) the nine months ended February 29, 2016 showing the aggregate total purchases from each such supplier during each such period. As of the Agreement Date, except as disclosed in Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any communication from any customer or supplier required to be named in Section 4.23 of the Company Disclosure Schedule of any intention or threat to terminate or materially reduce purchases from or supplies to, or change in any material respect their relationship with, the Company or any of its Subsidiaries nor, to the Company’s Knowledge, is any such action being considered.

4.24    FCPA; OFAC.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)      None of the Company, any of its Subsidiaries or any of their respective Representatives have (a) used any corporate, Company (and/or Company Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) unlawfully offered or provided, directly or indirectly, anything of value to any foreign or domestic government employee or official; or (c) violated any Applicable Law related to anti-corruption, including any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”). The Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and its Subsidiaries’ assets, and have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA. The Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and/or any similar Law will be prevented, detected and deterred.

(b)      Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws. To the Knowledge of the Company, none of the Company’s or any of its Subsidiaries’ Representatives is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). Neither the Company nor any Subsidiary of the Company has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable Law or under applicable United States sanctions administered by OFAC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby make to the Company the representations and warranties contained in this Article V.

5.1      Organization and Good Standing.

(a)      Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b)      Charter.  Parent has made available to the Company true and complete copies of the currently, as of the Agreement Date, effective certificate of incorporation and bylaws of Parent and articles of incorporation and bylaws of Merger Sub. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation (or, articles of incorporation, in the case of Merger Sub) or bylaws.

5.2      Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by Parent. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business activities other than the transactions contemplated by this Agreement.

5.3      Power, Authority and Consents.

(a)      Power and Authority.    Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub and, except for the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub (which approval shall be provided by the written consent of Parent), no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b)      No Consents or Required Filings.  No Consent of, filing with or notification to any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) such

Consents, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, (ii) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iv) such Consents as may be required under any Antitrust Laws and compliance with other applicable requirements of the Antitrust Laws, or (v) such Consents as may be required and compliance with the requirements under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c)      Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

5.4      No Conflict.    The execution, delivery and performance of this Agreement by Parent or Merger Sub, does not, and the consummation by Parent and Merger Sub of the Merger or any other transactions contemplated hereby, will not conflict with, or result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) subject to the governmental filings and other matters referred to in Section 5.2(b), any Applicable Law; or (c) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except, in the case of each of clauses (b) and (c), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations or cancellations, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.5      Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

5.6      Legal Proceedings.  As of the Agreement Date, there is no pending or, to the knowledge of Parent, threatened, Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.7      Financing Capability. As of the date hereof, Parent has delivered to the Company duly executed copies of the equity commitment letter, dated as of May 27, 2016 between Parent and Guarantor (the “Equity Financing Commitment”), pursuant to which such Person has committed to invest, subject solely to the terms and conditions set forth therein, the amount set forth therein (the “Equity Financing”). Assuming that (x) the conditions set forth in Section 8.1 have been satisfied, (y) the representations and warranties made by the Company are true and correct (without giving effect to any Material Adverse Effect or materiality qualifier or exception contained therein), and (z) the Company has performed and complied with all covenants and agreements required to be performed by it hereunder, the aggregate proceeds contemplated to be disbursed pursuant to the Equity Financing Commitment together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to consummate the Merger, to pay the total Merger Consideration, to repay or refinance in full existing Indebtedness of the Company and its Subsidiaries in accordance with the Payoff Letters, and to pay the fees and expenses incurred in connection with the transactions contemplated hereby. As of the Agreement Date, the Equity Financing Commitment, in the form provided to the Company, is a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the Agreement Date, the Equity Financing Commitment is in full force and effect and has not been amended, modified, withdrawn or rescinded in any respect. As of the Agreement Date, there are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment. As of the Agreement Date, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent under the Equity Financing Commitment, and, assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.2, as of the Agreement Date, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent on the Closing Date.

5.8      Solvency.    Assuming (w) the accuracy of the representations and warranties contained in Article IV hereof (without giving effect to any knowledge, materiality or “Material Adverse Effect” qualifiers), (x) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, (y) compliance with the Company’s obligations in this Agreement, and (z) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, after taking into account consummation of the Merger, the transactions contemplated by this Agreement, and the way Merger Sub intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time, the Surviving Corporation and each of its Subsidiaries, considered as a whole, (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any person, means that, as of any date of determination, the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (a) the value of all “liabilities of such person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature. For purposes of this definition, “not have unreasonably capital for the business in which it is and will be engaged” and “able to pay its debts, including its stated and contingent liabilities as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.9      Broker’s Fees.  Neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub is obligated for the payment of any fees, commission or expenses of any investment banker, broker, finder, financial advisor or similar Person for which the Company could be responsible in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, other than those that become payable by the Surviving Corporation following consummation of the Merger.

ARTICLE VI

COMPANY COVENANTS

Except as set forth specifically in this Article VI, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

6.1      Advice of Changes.  The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied; (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; (c) any Material Adverse Effect; (d) any Effect that would reasonably be expected to result in a Material Adverse Effect or cause any of the conditions set forth in Section 8.2 not to be satisfied; (e) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (f) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (g) any Action commenced or, to the Knowledge of the Company, threatened that (x) if pending on the Agreement Date, would have been required to have been disclosed by the Company pursuant to this Agreement or (y) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to Parent.

6.2      Conduct of Business.    The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by Applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, Governmental Authorities, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the Agreement Date and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.2 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)      amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

(b)      split, combine, reclassify or otherwise amend the terms of any of its Equity Interests or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for its Equity Interests;

(c)      (i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its Equity Interests or (ii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or acquire any of its capital stock or other securities;

(d)      issue, sell, deliver, transfer, dispose of, create, authorize, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock of any class or series or any securities convertible into, exchangeable for or exercisable for any such shares or other Equity Interests, or any rights, warrants or options to acquire, any such shares or other Equity Interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Common Stock, including pursuant to Contracts as in effect on the Agreement Date, other than as provided for by this Agreement;

(e)      except as required by Applicable Law or by any existing Benefit Plan, (i) increase the compensation or benefits payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers or employees, other than increases in compensation made to employees (other than executive officers) in the ordinary course of business consistent with past practice with a maximum 2.5% increase in the aggregate and a 5.0% increase cap for any one employee, except for any employee promoted in the ordinary course of business consistent with past practice, which increase cap for any such employee shall be 10%, (ii) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its past or present officers, directors or employees, (iii) promote any officers or employees, except to non-officer positions in the ordinary course of business, consistent with past practices, or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plan, or make any contribution to any Benefit Plan, other than contributions required by Applicable Law, the terms of such Benefit Plan, or that are made in the ordinary course of business consistent with past practice;

(f)      acquire or commit to acquire by merger, consolidation, acquisition of stock or assets, or otherwise, Equity Interests of any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) to the Company or any wholly owned Subsidiary of the Company, or (ii) for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(g)      make, incur or commit to incur any capital expenditure or any obligation or liability in respect thereof that, individually or in the aggregate, exceeds $1,500,000 in any calendar month, except the Company may make excess capital expenditures in the ordinary course of business consistent with past practice if, after taking into account payment of all such capital expenditures, the cash balance of the Company and its Subsidiaries equals or exceeds the balances set forth in the forecast set forth on Schedule 6.2(g);

(h)      incur assume or modify the terms of any Indebtedness (other than borrowings under the existing credit line set forth in Schedule 6.2(h) in the ordinary course of business consistent with past practice) or guarantee any Indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(i)      place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(j)      enter into, amend in any material respect, terminate, renew or waive any material rights under (A) any material provision of any Company Material Contract, or any Contract that would have been a Company Material Contract if it had been entered into prior to the Agreement Date, or (B) any provision under any Company Material Contract, or any Contract that would have been a Company Material Contract if it had been entered into prior to the Agreement Date, in a manner that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that the Company and its Subsidiaries may (subject to the other restrictions in this Section 6.2) enter into Contracts in the ordinary course of business consistent with past practice if such Contracts (if entered into prior to the date of this Agreement) would (x) not be a Company Material Contract or (y) would be a Company Material Contract solely pursuant to Section 4.13(a), Section 4.13(m), Section 4.13(q) or Section 4.13(r);

(k)      make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law;

(l)      (i) settle or compromise any Tax claim, notice, audit report or audit assessment by any Governmental Authority of an amount exceeding $150,000; (ii) make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; (iii) amend any material Tax Returns or file claims for material Tax refunds; (iv) fail to file any material Tax Return when due (after giving effect to any applicable extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; or (v) enter into any closing agreement or Tax allocation, sharing or indemnity agreement, surrender any right to claim, or forgo any claim to, a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case, relating to the Company or any of its Subsidiaries;

(m)      institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority made by or against the Company, any of its Subsidiaries or any of its officers and directors in their capacities as such in an amount in excess of $150,000, other than (i) any Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves (x) payment or other consideration (in cash or other assets, including Intellectual Property) by the

Company or any of its Subsidiaries in excess of the amounts reserved for such claims, liabilities or obligations on such balance sheet of the Company and (y) a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(n)      dispose of any material assets, except for sales of inventory and equipment in the ordinary course of business consistent with past practice);

(o)      adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(p)      take any action that would be reasonably likely to cause or materially contribute to, or fail to take any action that would be reasonably likely to prevent, the lapsing or revocation of, or the materially adverse modification of any obligations under, any material Permits of, or materially adverse treatment of any application for a material Permit by, the Company or any of its Subsidiaries;

(q)      enter into any material new line of business;

(r)      fail to maintain in full force and effect the material Insurance Policies; or

(s)      agree or commit to do any of the foregoing.

6.3      Reasonable Best Efforts; Regulatory Approvals.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, the Company and its Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or non-actions required of the Company from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under applicable Antitrust Law, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join Parent in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third parties required pursuant to Company Material Contracts; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement

(b)      The Company shall (i) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the “FTC” ) and the United States Department of Justice (the “DOJ” ) the notification and report form, if any, required for the transactions contemplated hereby and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) make all filings under other applicable Antitrust Laws, if any, required for the transactions contemplated hereby, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Antitrust

Laws. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Antitrust Laws, as the case may be.  The Company shall use its reasonable best efforts (i) to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, and any other Governmental Authority having jurisdiction and (ii) to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)      In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall vigorously contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.

(d)      Subject to Applicable Law and the instructions of any Governmental Authority, the Company shall (i) supply Parent and Merger Sub with any information and reasonable assistance that Parent or Merger Sub may reasonably request in connection with this Section 6.3 or Parent and Merger Sub’s obligations under Section 7.2; and (ii) promptly provide outside counsel for Parent with copies of all filings made by the Company, and all correspondence between the Company (and its advisors) with any Governmental Authority, or, in connection with any proceeding by a private party, and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Subject to Applicable Law, the Company shall permit outside counsel for Parent and Merger Sub reasonable opportunity to review in advance, and shall consider in good faith the views of Parent and Merger Sub in connection with, any proposed written or, if practicable, oral communication to any Governmental Authority relating to the transactions contemplated by this Agreement. The Company agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with Parent and Merger Sub in advance and, to the extent not prohibited by such Governmental Authority, gives Parent and Merger Sub the opportunity to attend and participate.

(e)      Notwithstanding the foregoing, prior to Closing neither the Company nor any of its Subsidiaries shall be required, nor shall the Company or any of its Subsidiaries be permitted without the prior consent of Parent, in respect of any provision of this Agreement (i) to pay or offer to pay any fees, expenses or other amounts to any Governmental Authority or any party to a Contract, (ii) to suspend or modify or offer to suspend or modify its operations, or divest any portion of its assets, or (iii) offer or grant or propose to offer or grant any accommodation (financial or otherwise) to any third party.

6.4      Acquisition Proposals.

(a)      [Intentionally omitted]

(b)      Except as permitted by Section 6.4(c), the Company shall, and shall cause its controlled Affiliates and shall use reasonable best efforts to cause its and their respective Representatives (which for all purposes of this Section 6.4 shall include the investment bankers acting on behalf of the Company and its controlled Affiliates in connection with the Transactions) to:

(i)      immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal;

(ii)      immediately request that all confidential information previously furnished to any such third parties and their respective Representatives be returned or destroyed promptly and shut down any “data room” or analogous access to information; and

(iii)      from the Agreement Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, not directly or indirectly (A) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, knowingly facilitate, encourage or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or furnish to any Person any non-public information or otherwise afford access to the Company’s books and records in connection therewith, (C) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (D) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”), or (E) resolve, agree or propose to do any of the foregoing.

(c)      Notwithstanding anything to the contrary contained in Section 6.4(b) but subject to the Company’s compliance in all material respects with the other provisions of this Section 6.4, if at any time on or after the Agreement Date and prior to obtaining the Shareholder Vote the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from any breach of this Section 6.4 and the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (A) such Acquisition Proposal constitutes or would reasonably be expected to become a Superior Proposal, and (B) with respect to such written Acquisition Proposal, that the failure to take the actions set forth in the following clauses (1) or (2) of this Section 6.4 would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then the Company and its Representatives may, following the execution of an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal, (1) furnish, pursuant to such Acceptable Confidentiality Agreement, non-public information with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall, substantially concurrently (and in any event within 48 hours) with providing written non-public information to such Person, provide to Parent any such written non-public information which was not previously provided to Parent or its Representatives and

(2) engage in or otherwise participate in discussions or negotiations with such Person or group of Persons with respect to such written Acquisition Proposal; provided that as promptly as reasonably practicable following the Company taking any of the actions (and in any event within 48 hours thereof) described in clauses (1) and (2) above, the Company shall (x) provide written notice to Parent of the determination(s) of the Company Board provided above and (y) furnish to Parent a true and correct copy of any confidentiality or other agreement entered into with such Person or group of Persons. As used in this Agreement, the term “Acceptable Confidentiality Agreement” ) means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are not more favorable or less restrictive in any material respect to the Company’s counterparty thereto than those contained in the NDA.

(d)      The Company shall advise Parent promptly (and in any event within 48 hours) of the receipt by the Company or any of its Subsidiaries or any of their respective Representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to, an Acquisition Proposal and shall provide to Parent a copy of any written Acquisition Proposal and provide to Parent the material terms and conditions thereof. The Company shall keep Parent informed on a reasonably current basis of the status and terms and conditions of any Acquisition Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to, an Acquisition Proposal, including the price and form of consideration and all material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to an Acquisition Proposal, and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to an Acquisition Proposal. The Company represents and warrants that the Company and its Subsidiaries have not entered into, and agrees that the Company and its Subsidiaries will not enter into, any confidentiality or other agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.4 or from complying with the terms of this Agreement.

(e)      Except as expressly permitted by this Section 6.4(e) or Section 6.4(f), the Company Board (or any committee thereof) shall not (i) (A) fail to include the Board Recommendation in the Proxy Statement, (B) change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, or otherwise publicly make any statement or proposal inconsistent in any material respect with, the Board Recommendation, (C) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into a Company Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Acquisition Proposal (other than, solely when permitted by Section 6.4(c), an Acceptable Confidentiality Agreement), or require the Company to abandon, terminate or fail to consummate the Merger, (D) within five Business Days following a written request by Parent to the Company following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company, fail to issue a press release that reaffirms the Board Recommendation, (E) subject to Section 6.4(f), fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal; provided that a customary “stop, look and listen” communication during such ten-Business Day period will not constitute a failure to recommend against an Acquisition Proposal provided that the Company Board expressly publicly reaffirms the Board Recommendation in such disclosure, (F) authorize, adopt, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to shareholders of the Company an Acquisition Proposal, or (G) resolve or agree to do any of the foregoing (any of the actions described in this clause (i) being referred to as an “Adverse Recommendation”) or (ii) take any action pursuant to Section 9.3(a).

(f)      Notwithstanding anything to the contrary set forth in Section 6.4(e) but subject to prior compliance with the provisos set forth below), as applicable, prior to the time the Shareholder Vote is obtained, the Company Board may, (x) in response to the occurrence of an Intervening Event, make an Adverse Recommendation in accordance with this Section 6.4(f), or (y) in response to a bona fide written Acquisition Proposal that did not result from any breach of this Section 6.4 and has not been withdrawn, make an Adverse Recommendation in accordance with this Section 6.4(f), or (in the case of this clause (y)) terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.3(a) in connection with such Acquisition Proposal, but only if (in the case of clauses (x) and (y)), prior to taking any such action:

(i)       the Company Board shall have reasonably determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (A) such Intervening Event has occurred or such written Acquisition Proposal constitutes a Superior Proposal, and (B) that the failure to make such Adverse Recommendation or, in the case of a written Acquisition Proposal that constitutes a Superior Proposal, the failure to terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.3(a) in connection with such Superior Proposal, would be inconsistent with the fiduciary duties of the Company Board under Applicable Law;

(ii)       the Company shall have first provided written notice to Parent, at least three (3) Business Days in advance of taking such action, notifying Parent that it is prepared to make (A) an Adverse Recommendation in accordance with this Section 6.4(f), or (B) terminate this Agreement to concurrently enter into a Company Acquisition Agreement with respect to a Superior Proposal, which notice shall include (x) in the case of a Superior Proposal, the identity of the Person making such Superior Proposal, the material terms and conditions of the transaction that constitutes the Superior Proposal and a copy of all of the material transaction documents in respect of such Acquisition Proposal and (y) in the case of an Intervening Event, a written description of such Intervening Event and the Company Board’s determination of the anticipated materially favorable impact on the fair market value of the Company Common Stock;

(iii)       the Company shall, and shall cause its Representatives to, during the three (3) Business Days after the Parent’s receipt of such notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of an Acquisition Proposal that constitutes a Superior Proposal shall require a new notice and an additional three (3) Business Day period) (any such notice period, the “Notice Period”), negotiate with Parent and its Representatives, to the extent Parent and its Representatives wish to negotiate, in good faith to make such adjustments to the terms and conditions of this Agreement so that (x) such Acquisition Proposal no longer constitutes a Superior Proposal or (y) in connection with an Intervening Event, the failure to make such Adverse Recommendation would no longer be inconsistent with the fiduciary duties of the Company Board under Applicable Law; and

(iv)        Parent has not, within the Notice Period, made a proposal that the Company Board reasonably determines in good faith, after consultation with the Company’s legal counsel and financial advisor, causes (x) the Acquisition Proposal that was previously determined to constitute a Superior Proposal to no longer constitute a Superior Proposal or (y) in connection with an Intervening Event the failure to make such Adverse Recommendation to no longer be inconsistent with the fiduciary duties of the Company Board under Applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.4(f), and any such purported termination shall, to the fullest extent permitted by Law, be void and of no force or effect, unless (A) at or concurrently with such termination the Company pays the Termination Fee in full and otherwise complies with the provisions of Section 9.7), and (B) the Company, its Subsidiaries and their respective Representatives have not breached this Section 6.4 in any material respect (or this Section 6.4(f) in any respect).

(g)      In the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.4, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.4.

6.5      Preparation of Proxy Statement; Approval of Company Shareholders.

(a)      The Company shall, as promptly as practicable, and in any event within five (5) Business Days, following the Agreement Date, (i) prepare and file with the SEC the Proxy Statement to seek the Shareholder Vote in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a record date for the Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and The NASDAQ Stock Market. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and causing the Proxy Statement in definitive form to be mailed to the Company Shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC and, in any event within four (4) Business Days after such clearance by the SEC.

(b)      The information included or incorporated by reference in the Proxy Statement will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(c)      If, at any time prior to the Shareholder Vote, the Company, Parent or Merger Sub discovers information relating to (x) the Merger or (y) it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Shareholders.

(d)      Unless the Company Board shall have effected an Adverse Recommendation in accordance with the terms of Section 6.4(f), (a) the Company and its Affiliates shall not (x) file with the SEC the Proxy Statement or any amendment or supplement thereto, or (y) correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case referenced in the preceding clause (x) or (y) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon and consider in good faith including in such filing, amendment or communication comments reasonably provided by Parent; and (b) the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e)      As promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for mailing to the Company Shareholders and in any event within twenty-one (21) Business Days following dissemination of the Proxy Statement to the Company Shareholders, the Company shall, in accordance with Applicable Law and the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote upon approval of this Agreement (the “Shareholders Meeting”). Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Shareholders Meeting solely (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Shareholders Meeting or (ii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting.

(f)      Unless the Agreement has been terminated in accordance with Article IX, the Company shall (notwithstanding any Adverse Recommendation) (i) establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting and, except in the case of an Adverse Recommendation specifically permitted by Section 6.4(f), the Company, through the Company Board, shall (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement in accordance with the CGCL, (ii) submit this Agreement for adoption and recommend to the Company Shareholders that they adopt this Agreement and the transactions contemplated hereby, (iii) include such recommendation in the Proxy Statement and (iv) use its commercially reasonable efforts to secure the Shareholder Vote at the Shareholders Meeting.

6.6      Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub, Parent’s Financing Sources and their respective Representatives access during regular business hours, so long as reasonable advance notice is provided, to all of their respective files, books, Tax Returns, records, Contracts, personnel, properties, assets and offices of the Company, including without limitation any and all information relating to the Company’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent, Parent’s Financing Sources and their respective Representatives: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent, Merger Sub, Parent’s Financing Sources and their respective Representatives may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). All such information shall be held subject to the terms of the NDA. Notwithstanding the foregoing, the Company may in its sole discretion restrict Parent’s access to (i) documents that are attorney-client privileged, or (ii) documents that relate to the Company Board’s consideration of this Agreement or alternatives thereto. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on clause (i) of the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate such obligation of confidentiality or risk waiver of such privilege. No investigation pursuant to this Section 6.6 shall affect or be deemed to modify, limit or supplement any representation or warranty made by the Company herein.

6.7      Company Cooperation with Debt Financing Efforts. From the Agreement Date through the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to, provide to Parent all cooperation (including with respect to timeliness) reasonably requested by Parent in connection with Parent’s arrangement of any debt financing in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide such cooperation. Such reasonable efforts shall include, without limitation (i) making appropriate officers available for participation in meetings, due diligence sessions, presentations, drafting sessions, sessions with ratings agencies and prospective financings sources and road shows, assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of any definitive financing documents as may be reasonably requested by Parent or any prospective lender to Parent, (ii) furnishing Parent and its Financing Sources with the Required Information and such other financial and operating data and other information with respect to the Company and its Subsidiaries as is reasonably requested by Parent or any prospective lender to Parent and is customarily required for completion of debt financings similar to the Debt Financing, (iii) cooperation with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (iv) providing and executing documents as may be reasonably requested by Parent, including (A) documents requested by Parent or its Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Encumbrances, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; (B) at least five (5) Business Days before the Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (C) a certificate of the chief financial officer of the Company with respect to solvency matters in customary form as may be required by one or more debt commitment letters entered into in connection with the Debt Financing (the “Debt Commitment Letters”); and (D) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Encumbrances securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Parent or its Financing Sources, (v) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Commitment Letters or any definitive documentation relating to the Debt Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or any of its Subsidiaries, (vi) using reasonable best efforts to cooperate with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and its Subsidiaries, (vii) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information in the public-side version of documents distributed to prospective Financing Sources) and (viii) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by the Purchaser and customary for financings similar to the Debt Financing, including issuing any customary representations letters to accountants. The Company hereby consents to the use of its and its Subsidiary’s names, logos and trademarks solely in connection with the Debt Financing. Parent shall promptly upon any request by the Company reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or any of their respective representatives in connection with their compliance with Section 6.7 (such reimbursement to be made promptly upon the earlier of Closing and termination of this Agreement) and shall indemnify and hold harmless the Company, its Subsidiaries, and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except with respect to any historical information provided by the Company or any of its Subsidiaries expressly for the purpose of the Debt Financing and except to the extent such losses, damages, claims, costs or expenses arise from the gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives; provided, however, that notwithstanding the foregoing, the Company shall bear all costs and expenses incurred by the Company and its Affiliates and their respective Representatives related to its obligations with respect to the preparation, review, audit and delivery of historical financial statements. Nothing contained in this Section 6.7 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or to authorize or approve the Debt Financing prior to the Closing. All material, non-public information regarding the Company and the Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.7 shall be kept confidential by them in accordance with the NDA except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections. The NDA is hereby amended to allow Parent, Merger Sub, the Guarantor and their respective Representatives (as defined in the NDA) to make disclosures contemplated by the immediately preceding sentence. The execution of this Agreement shall constitute written consent by the Company pursuant to the NDA to all actions by Parent, Merger Sub, the members of Parent and their respective affiliates permitted or contemplated by this Agreement. Each Affiliate of Guarantor that is a party to the NDA is an express, intended third party beneficiary of each waiver to, or amendment of, the NDA contained herein.

6.8      Discharge of Company Funded Indebtedness and Release of Encumbrances. No less than two (2) Business Days prior to the Closing Date, the Company shall obtain from each lender or holder of Indebtedness set forth on Schedule 6.8 and deliver to Parent a letter signed by such lender or holder, in form and substance reasonably satisfactory to Parent, (a) specifying all amounts of such Indebtedness owed to such lender or holder, as well as any other amounts required to fully pay off all of such Indebtedness on the Closing Date, and (b) agreeing that, upon such lender’s or holder’s receipt of the applicable payoff amount, (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Indebtedness shall be repaid and discharged in full and (ii) any Encumbrance’s such lender or holder may have in connection therewith shall be released (collectively, the “Payoff Letters”).

6.9      Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10      Directors. At the Closing, the Company shall cause each member of the Company Board to execute a letter effectuating his or her resignation as a director of the Company, effective, in each case, at the Effective Time.

6.11      Public Announcements. The Company shall consult with Parent before issuing, and give Parent a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of Parent, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

6.12      Stock Exchange Delisting; Deregistration. The Company shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from The NASDAQ Stock Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

6.13      Cooperation Concerning Cash Repatriation. If requested in writing by Parent not less than ten (10) Business Days prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at Parent’s cost and expense, use commercially reasonable best efforts to take such reasonable action as may be necessary to cause Electro Rent Europe, NV to loan to the Company as of the Closing cash in the amount reasonably designated in writing by Parent, pre-payable without penalty and on such other reasonable terms and conditions as are designated in writing by Parent (any such intercompany loan, a “Requested Intercompany Loan”); provided that in the good faith judgment of the Company: (i) there is sufficient available cash to make such Requested Intercompany Loan (after consideration of necessary working capital requirements), (ii) such Requested Intercompany Loan will not violate any Law or require pre-approval by any Governmental Authority that has not been obtained in order for such loan to be made in compliance with applicable Law, and (iii) there is no material risk that such Requested Intercompany Loan would result in the imposition of Taxes on the Company or any of its Subsidiaries (assuming repayment of the Requested Intercompany Loan in accordance with its terms). Any such Requested Intercompany Loan shall be made in U.S. dollars or the currency of the lending entity; provided, further, that, if the loan is not made in U.S. dollars, the Company shall use reasonable efforts to cause the proceeds of such loan to be exchanged for an equivalent amount in U.S. dollars prior to the Effective Time. If the Company determines that any Requested Intercompany Loan cannot reasonably be made prior to the Closing in compliance with the conditions set forth in this paragraph, the Company shall notify Parent in writing of its inability to make such Requested Intercompany Loan as soon as practical. If the Closing does not occur for any reason, Parent shall indemnify the Company for any cost, expense or damage incurred by it (including any Tax) as a result of the Company’s actions under this Section 6.13.

ARTICLE VII

PARENT COVENANTS

Except as set forth specifically in this Article VII, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

7.1      Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article V untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied; (b) any material breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied; (c) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the conditions set forth in Section 8.3 not to be satisfied; (d) any notice or other communication received by Parent from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (e) any Action commenced or, to the knowledge of Parent, threatened that (i) if pending on the Agreement Date, would have been required to have been disclosed by Parent pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the Company.

7.2      Reasonable Best Efforts; Regulatory Approvals.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and their respective Subsidiaries shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or non-actions required of Parent and/or Merger Sub, as applicable, from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the applicable Antitrust Law, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join the Company in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third parties required pursuant to material contracts to which Parent and/or Merger Sub is a party; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)      Parent and Merger Sub shall (i) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) file with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable make all filings under other applicable Antitrust Laws, if any, required for the transactions contemplated hereby, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Antitrust Laws. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Antitrust Laws, as the case may be. Parent and Merger Sub shall use their reasonable best efforts to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, and any other Governmental Authority having jurisdiction and (ii) to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)      In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parent and Merger Sub shall cooperate in all respects with the Company and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.

(d)      Subject to Applicable Law and the instructions of any Governmental Authority, Parent and Merger Sub shall (i) supply the Company with any information and reasonable assistance that the Company may reasonably request in connection with this Section 7.2 or the Company’s obligations under Section 6.3 and (ii) promptly provide outside counsel for the Company with copies of all filings made by Parent or Merger Sub, and all correspondence between Parent and Merger Sub (and its advisors) with any Governmental Authority, or, in connection with any proceeding by a private party, and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Subject to Applicable Law, Parent and Merger Sub shall permit outside counsel for the Company reasonable opportunity to review in advance, and shall consider in good faith the views of the Company in connection with, any proposed written or, if practicable, oral communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the Company in advance and, to the extent not prohibited by such Governmental Authority, gives the Company the opportunity to attend and participate. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub will be required to share with the Company any information that (I) does not relate to the Company and its Subsidiaries, or (II) reveals Parent’s (or its affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby.

(e)      Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Applicable Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) in no event shall the Company or any of its Subsidiaries be permitted to (and in no event shall Parent or Merger Sub or any of their respective Affiliates be required to) offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition that would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates, and (iii) Parent and Merger Sub shall not be required to, make or agree to any payments or other consideration to any third party, or agree to modify the terms of any Contract, waive any right or grant any concession, in each case, to obtain any consent, waiver or release.

(f)      Parent represents and warrants that Parent and its HSR Affiliates and HSR Associates do not own any interest in assets or a business that would reasonably be expected to cause execution of this Agreement or consummation of the transactions contemplated hereby to result in any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party) challenging any of the transactions contemplated hereby as violative of the HSR Act or any Antitrust Laws or that would otherwise reasonably be expected to materially impair or delay the satisfaction of the condition set forth in in Section 8.1(a). Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the satisfaction of the condition in Section 8.1(a), Parent shall not, and shall cause its Subsidiaries and HSR Affiliates and HSR Associates to not, enter into any commitment, undertaking, obligation, or agreement to acquire any material amounts of assets of or equity in any other Person or any business or division thereof if such acquisition or agreement would be reasonably expected to create a material risk of making it more difficult to obtain Consent of the FTC or the DOJ or any other Governmental Authority required to satisfy the condition set forth in Section 8.1(a).

7.3      Financing. Notwithstanding anything contained in this Agreement to the contrary, but subject to Article IX, Parent expressly acknowledges and agrees that Parent’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser obtaining any financing.

7.4      Proxy Statement. The information included or incorporated by reference in the Proxy Statement supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation therein will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

7.5      Indemnification of Company Directors and Officers.

(a)      If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Charter, Company Bylaws and any indemnification agreement which has been provided to Parent between the Company and such Company Indemnified Parties, as in effect on the Agreement Date, with respect to claims arising out of acts or omissions occurring prior to the Effective Time. Any claims for indemnification made under this Section 7.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)      This Section 7.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and, notwithstanding Section 10.14 shall be enforceable by the Company Indemnified Parties.

(c)      Prior to the Effective Time, Parent shall purchase directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the Company’s current directors and officers for acts or omissions occurring prior to the Effective Time, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the Agreement Date and provided further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 200% of the amount of the annual premiums paid by the Company for fiscal year 2016 for such purpose (which fiscal year 2016 premiums are hereby represented and warranted by the Company to be as set forth in Section 7.5(c) of the Company Disclosure Schedule) (200% of such current annual premium, the “Premium Cap”), it being understood that Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at a cost up to but not exceeding the Premium Cap. In lieu of maintaining the existing directors’ and officers’ liability insurance contemplated by this Section 7.5(c), the Company may (or if requested by Parent, the Company shall) purchase a six-year prepaid “tail” policy with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby (i) for an aggregate cost not in excess of the Premium Cap, (ii) having aggregate coverage limits over the term of such “tail” policy with respect to directors’ and officers’ liability coverage in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability insurance policies and (iii) on terms and conditions no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the Agreement Date or, if the aggregate cost of such a policy would exceed the Premium Cap, on terms and conditions providing the best coverage as is then available at a cost up to, but not exceeding, the Premium Cap.

7.6      Employees; Benefit Plans.

(a)      During the period commencing at the Effective Time and ending on the date which is twelve (12) months after the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary and target cash bonus opportunities (but not, for the avoidance of doubt, equity-based compensation or specific performance targets) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by the Company and its Subsidiaries on the Agreement Date. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by Parent or Surviving Corporation, nor shall anything herein interfere with the right of Parent or Surviving Corporation to terminate the employment of any employee (including any Company Continuing Employee) at any time, with or without cause, following the effective date of his or her employment with Parent or Surviving Corporation.

(b)      With respect to any employee benefit plan, program, policy or arrangement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees are or may become eligible to participate in on or following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to, to the extent permitted by the terms of the Parent Benefit Plans, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent or any of its Subsidiaries, for purposes of eligibility to participate, vesting and benefit levels based on seniority; provided, that, such service shall not be recognized (i) for benefit accrual purposes under any Parent Benefit Plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

(c)      Nothing contained in this Agreement shall create any third party beneficiary rights in any Company Continuing Employee or other employee of the Company, or any beneficiary or dependents thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, any Parent Benefit Plan or any Benefit Plan, and nothing in this Agreement, express or implied, is intended to, or does, constitute the establishment of, or an amendment to, any Parent Benefit Plan or any Benefit Plan.

7.7      Public Announcements. Parent shall consult with Company before issuing, and give the Company a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of the Company, which consent shall not be unreasonably withheld, except as may be required by Applicable Law. This Section shall not restrict Parent’s disclosure of information regarding the transactions contemplated hereby, including any information related to Parent’s determination to enter into this Agreement, to investors or prospective investors in Parent so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint release in the form heretofore agreed to by Parent and the Company.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Applicable Law) waiver as of the Effective Time of the following conditions:

(a)      Governmental Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act and any similar foreign Applicable Law relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)      Shareholder Vote. The Shareholder Vote shall have been obtained and shall be in full force and effect and this Agreement shall have been adopted thereby in accordance with Applicable Law and the Company Charter and Company Bylaws.

(c)      No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any statute, rule, regulation, Applicable Law or order enacted, entered, promulgated enforced or deemed applicable to the Merger which prohibits, restrains or makes the consummation of the Merger illegal.

8.2      Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions as of the Effective Time, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a)      Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in: the first sentence of Section 4.1 (Organization and Good Standing), Section 4.2 (Subsidiaries), Sections 4.3(a) and (c) (Power, Authority and Consents), Section 4.5 (Capitalization of the Company) and Section 4.8(b) (Absence of Certain Changes), shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, in the case of Sections 4.2(c) and 4.5, subject to any changes that are de minimis in amount or significance; (ii) the remaining representations and warranties that are not qualified by “Material Adverse Effect” shall be true and correct (disregarding any “materiality” or words of similar import set forth therein) in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except, in the case of this clause (iii), where the failure of such representations to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect); and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b)      Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)      Litigation.    There shall not be pending any Action by any Governmental Authority, or by any other Person (i) having a reasonable likelihood of success, and that (ii) if successful would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)      FIRPTA Certificate.    The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and an associated form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation § 1.897-2(h)(2).

(e)      Payoff Letters.    The Company shall have delivered to Parent duly executed copies of the Payoff Letters.

(f)      Absence of Material Adverse Effect.    Since the Agreement Date there shall not have occurred any Effect that, individually or in the aggregate with all other Effects since the Agreement Date, has had or would reasonably be expected to have a Material Adverse Effect.

(g)      Exercise of Appraisal Rights.    The holders of no more than twenty five (25%) percent of the issued and outstanding shares of Company Common Stock shall have exercised such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL.

8.3      Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions as of the Effective Time, any of which may be waived, in writing, exclusively by the Company:

(a)      Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in each case for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b)      Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1      Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by mutual written consent of the Company and Parent.

9.2      Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by action taken or authorized by Parent or the Company if:

(a)      the Effective Time shall not have occurred by 5:00 p.m. Pacific time on September 27, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 9.3(c) or (ii) the Company, if Parent has the right to terminate this Agreement pursuant to Section 9.4(b);

(b)      the Shareholders Meeting shall have been duly convened, held and completed and the Shareholder Vote shall have failed to have been obtained (after giving effect to all adjournments or postponements of the Shareholders Meeting); or

(c)      if (i) any court or other Governmental Authority of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable, or (ii) there shall be any Applicable Law that makes the consummation of the Merger or the other transactions contemplated hereby illegal or otherwise prohibited.

9.3      Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Shareholder Vote shall have been obtained, by the Company if:

(a)      prior to the Shareholder Vote having been obtained, the Company Board has authorized the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal, and concurrently with the termination of this Agreement, the Company enters into a Company Acquisition Agreement with respect to such Superior Proposal; provided that the right of the Company to terminate this Agreement pursuant to this Section 9.3(b) is conditioned on and subject to (i) the Company’s compliance in all material respects with Section 6.4 (including compliance in all respects with Section 6.4(f)) and (ii) the prior or concurrent payment to Parent by the Company of the Termination Fee in accordance with Section 9.7;

(b)      (i) the Company has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 8.1 and 8.2 hereof, (ii) the Company has confirmed by written notice to Parent that all conditions set forth in Section 8.3 are satisfied

(other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions would be satisfied if such date were the Closing Date) or that it has waived any unsatisfied conditions in Section 8.3, and that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement throughout the three Business Days after the delivery of such notice and (iii) the Parent and Merger Sub fail to consummate the Closing by the third Business Day after the delivery of such notice (other than due to a breach by the Company); or

(c)      there has been a breach of any other representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, such that the conditions set forth in Section 8.3(a) would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure.

9.4      Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by Parent if:

(a)      (i) there has been an Adverse Recommendation, (ii) the Company or any of its Subsidiaries shall have entered into a Company Acquisition Agreement (other than, solely when permitted by Section 6.4(c), an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform any of its material obligations set forth in Section 6.4 (including compliance in all respects with Section 6.4(f)), (iv) the Company Board fails to include in the Proxy Statement, when mailed, the Board Recommendation or to reaffirm (publicly, if so requested by Parent) the Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Board Recommendation and recommending that shareholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(b)      there has been a breach of any other representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (i) the End Date and (ii) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure.

9.5      Notice of Termination. The party desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party.

9.6      Effect of Termination.  If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, without any liability on the part of any party hereto or any of their respective representatives; provided that, (a) the NDA, the Limited

Guaranty (only to the extent reflected therein) and the provisions of Section 4.20 , Section 5.9, Section 6.13, this Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Article X shall survive the termination hereof and remain in effect, and (b) no such termination shall relieve any party from any liability or damages resulting from a material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the forgoing, in no event (other than in the case of fraud) shall any party hereto be liable for punitive damages, except to the extent the non-breaching party owes such damages to a Third Party.

9.7      Termination Fee and Expenses.    In the event that:

(a)      (1) an Acquisition Proposal has been made, proposed or communicated after the date hereof and prior to the completion of the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (2) following the occurrence of an event described in the preceding clause (1), this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or 9.2(b) or by Parent pursuant to Section 9.4(b) and (3) within twelve months of the date this Agreement is terminated, the Company consummates an Acquisition Proposal or enters into a Contract in respect of an Acquisition Proposal which is thereafter consummated (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (1)); provided, that for purposes of clause (3) of this Section 9.7(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(b)      this Agreement is terminated by the Company pursuant to Section 9.3(a); or

(c)      this Agreement is terminated by Parent pursuant to Section 9.4(a);

then the Company shall pay to Parent (or its designees) a fee in an amount equal to the Termination Fee in cash, (x) in the case of Section 9.7(a), within two Business Days after the consummation of such Acquisition Proposal, (y) in the case of Section 9.7(b), prior to or concurrently with such termination or (z) in the case of Section 9.7(c), within five Business Days after such termination. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

9.8      Acknowledgement.    Each Party acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and (b) without the agreements contained in this Article IX, neither Parent nor the Company would have entered into this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.7 or and, in order to obtain such payment, Parent and/or Merger Sub commences an Action that results in a judgment against the Company for the amount set forth in Section 9.7 or any portion thereof, Parent and/or Merger Sub shall recover from the Company its costs and expenses (including reasonable attorneys’ fees and expenses) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

9.9      Limitation on Liability.    Notwithstanding anything to the contrary in this Agreement:

(a)      No Parent Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guaranty), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Equity Financing Commitment (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(b)      Without limiting the right of the Company to seek specific performance in accordance with Section 10.7, the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Equity Financing Commitment (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Damages Cap, and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect shareholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

(c)      Without in any way limiting the generality of Section 9.9(a), upon payment of damages in an amount equal to the Damages Cap, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guaranty or the Equity Financing Commitment, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful and material breach) from any Parent Party.

ARTICLE X

MISCELLANEOUS

10.1    Survival.    None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

10.2    Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the internal laws and judicial decisions of the State of California applicable to agreements executed and performed within such state, irrespective of its conflicts of law principles.

10.3    Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)      Each of the parties hereto irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California, City of Los Angeles (and any appellate court therefrom) in the event any dispute arises out of this Agreement or the Merger, and agrees that it will not bring any Action relating to this Agreement or the Merger in any court other than such a court in the State of California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action related to or arising out of this Agreement or the Merger, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than (except as may be expressly permitted in any Debt Commitment Letter) the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b)      EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING COMMITMENT, THE LIMITED GUARANTY, ANY DEBT COMMITMENT LETTER OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB, THE GUARANTOR OR ANY FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

10.4      Assignment.    This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign or delegate, in whole or in part, any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any assignment in violation of this provision shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5      Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable under any Applicable Law or jurisdiction, then (a) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the (b) remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Agreement, including Section 9.7 and 9.9, shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Financing Commitment or the Limited Guaranty or any Debt Commitment Letter. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.6    Remedies. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The failure or delay of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

10.7    Specific Performance. Subject to the provisions of Section 9.9, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

10.8    Extension; Waiver. At any time prior to the Effective Time, each of Company and Parent, may, to the extent authorized by their respective Board of Directors and to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein; provided, however, that after the Shareholder Vote has been obtained, no waiver may be made that pursuant to Applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.

10.9    Amendments. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Shareholder Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Shareholder Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval. Notwithstanding anything to the contrary contained herein, Sections 9.5, 9.6, 9.9, 10.1, 10.3, 10.4, 10.13(a) and this Section 10.9 may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

10.10  Expenses.  Except as otherwise provided in Section 9.7, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, in the event of termination of this Agreement by either party pursuant to Section 9.2(b) (or a termination by the Company pursuant to a different section of Section 9.2 at a time when this Agreement was terminable pursuant to Section 9.2(b)), then the Company shall promptly, but in no event later than three Business Days after being notified of such by Parent, pay Parent or Parent’s designee all of the reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, Financing Sources, hedging counterparties, escrow agents, experts and consultants) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including the Equity Financing and any Debt Financing), by wire transfer of same day funds.

10.11  Attorneys Fees.  In any legal proceeding to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal); provided, however that any such recovery from Parent is subject, together with any other damages recoverable from Parent pursuant to this Agreement, to the Damages Cap. The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.12  Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by email, or sent by nationally recognized express courier service. Such notices and other communications shall be deemed duly given (a) when delivered by hand (with written confirmation of receipt), (b) on the date sent by e-mail (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) when delivered to the addressee if sent by a nationally recognized overnight courier (receipt requested), to the address set forth below or such other addresses as any party may notify the other parties in accordance with this Section 10.12:

If to Parent or Merger Sub:

Elecor Intermediate Holding II Corporation

c/o Platinum Equity, LLC

52 Vanderbilt Avenue

New York, New York 10017

Attention:  Louis Samson

Email:  lsamson@platinumequity.com

and

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention:  Eva M. Kalawski

Email:  ekalawski@platinumequity.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

Attention:  David I. Brown

Email:  david.brown@lw.com

If to the Company:

Electro Rent Corporation

6060 Sepulveda Boulevard

Van Nuys, California 91411-2512

Attention:  Chief Executive Officer

Email:  smarkheim@electrorent.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention:  Lawrence Braun, Esq. and James A. Mercer III, Esq.

Email:  lbraun@sheppardmullin.com; jmercer@sheppardmullin.com

10.13  Interpretation; Rules of Construction.    When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to “dollars” or “$” or “US$” in this

Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The headings and table of contents contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. When a reference is made in this Agreement or the Company Disclosure Schedule to information or documents being provided, made available or disclosed to Parent or its Affiliates, such information or documents shall include only information or documents contained in the Company’s virtual data room established at https://datasite.merrilcorp.com that has been used for due diligence in connection with the Merger, but only to the extent such information or documents were accessible to Parent on May 20, 2016.

10.14  Third Party Beneficiary Rights.

(a)      Except as expressly provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, (i) the provisions of Section 9.9(a) and 9.9(c) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successors and assigns, (ii) each Parent Party shall be a third party beneficiary of Sections 9.9(a), 9.9(c), 10.3, 10.5 and 10.9, (iii) the Guarantor shall be a third party beneficiary of Section 9.9(b), (iv) the Affiliates of Guarantor party to the NDA shall be a third party beneficiary of Section 6.7, and (v) the director and officers of the Company shall be third party beneficiaries of Section 7.5.

(b)      The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15  Entire Agreement.  This Agreement, the exhibits and schedules hereto and the Limited Guaranty constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA, which shall continue to be in full force and effect following the execution of this Agreement.

10.16  Counterparts.    This Agreement may be executed in any number of original counterparts, and may be delivered by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Each such counterpart shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELECOR INTERMEDIATE HOLDING II CORPORATION	ELECTRO RENT CORPORATION

By: /s/ Eva M. Kalawski	By: /s/ Steven Markheim

Name: Eva M. Kalawski	Name: Steven Markheim

Title: Vice President and Secretary	Title: President & COO

ELECOR MERGER CORPORATION

By: /s/ Eva M. Kalawski

Name: Eva M. Kalawski

Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]